F O R . I M M E D I A T E . R E L E A S E

Spectrum Signal Processing to Assist Thales Underwater Systems in Mine Detection
from an Unmanned Underwater Vehicle

flexComm Software Reconfigurable Platform to be Utilized for Naval Sonar Processing

Burnaby, B.C., Canada - September 23, 2003 - Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announced that it will be providing software reconfigurable signal processing platforms to Thales Underwater Systems. The platforms, based on Spectrum's SDR-3000 family of software reconfigurable platforms, will be used for detection of mines from an unmanned underwater vehicle (UUV).

"This is yet another example of the power and broad applicability of Spectrum's software reconfigurable platforms for use by NATO allies in applications ranging from signals intelligence and military communications to radar and sonar," said Sean Howe, Vice President and General Manager of Spectrum's Wireless Systems Group. "The flexibility and processing power of software reconfigurable platforms like the SDR-3000 are enabling future military systems to meet the objectives of a new paradigm in military warfare that will result in greater effectiveness with lower risk to human life."

Unmanned underwater vehicles are an attractive means for mine detection as they can be remotely controlled, thereby not jeopardizing human lives during a mission. Underwater explosive mines have become increasingly stealthy and are often situated in confined or shallow waters, which makes them even more difficult to detect. New generation mine hunting sonars demand sophisticated signal processing techniques and technologies to address these challenges.

The flexComm SDR-3000 configuration for Thales combines high performance Field Programmable Gate Arrays (FPGAs) from Xilinx and PowerPC processors from Motorola and IBM to do the sonar processing. In order to get maximum benefit from the processing power of the platform, RapidIO and Spectrum's Solano fabric provide high speed interconnects between the processors. Spectrum will also provide software and FPGA support.

About Thales Underwater Systems

Thales Underwater Systems (TUS) is the major supplier of sonar and allied systems to naval forces worldwide. In addition to its three domestic customers (France, UK, and Australia), TUS has an export customer base of about 40 nations. The Company is the only sonar system supplier which provides a complete range of systems for anti- submarine warfare and mine warfare, for use by all platforms - nuclear and conventional submarines, surface ships, fixed-wing aircraft and helicopters, minehunters and unmanned underwater vehicles. In addition, TUS supplies seismic oil and gas exploration systems, torpedo homing heads, and port security systems. These products are backed by a comprehensive range of customer support products and services. For more information, visit www.thales-underwater.com.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing platforms for use in defense and communications infrastructure equipment. Spectrum's optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 16 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government intelligence, surveillance and communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its flexComm and aXs™ product lines is available at www.spectrumsignal.com.

This news release contains forward-looking statements related to the sale of Spectrum Signal Processing Inc. flexComm products to Thales Underwater Systems. The statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions and the other risks detailed in the company's prospectus and from time-to-time in other filings. Actual results may differ materially form those projected. These forward-looking statements represent the company's judgment as of the date of this report and the company may or may not update these forward-looking statements in the future. Readers are referred to Spectrum's assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

™ flexComm and aXs are trademarks of Spectrum Signal Processing Inc.
® Solano is a trademark of Spectrum Signal Processing Inc.
® Xilinx is a trademark of Xilinx, Inc.
®PowerPC is a trademark of International Business Machines Corporation.
™ RapidIO is a trademark of the RapidIO Trade Association.

Spectrum Contacts:
Manuel Uhm	Liza Aboud
Technical and Trade Media	Business Media and Investor Relations
Phone: 604-421-5422 ext. 216	Phone: 604-421-5422 ext 152
Email: manuel_uhm@spectrumsignal.com	Email: liza_aboud@spectrumsignal.com